           EXHIBIT 99.1
GoPro Announces Preliminary Fourth Quarter 2017 Results

SAN MATEO, Calif., January 8, 2018 - GoPro, Inc. (NASDAQ: GPRO) today reported certain preliminary financial results for the fourth quarter ended December 31, 2017. GoPro expects revenue to be approximately $340 million for the fourth quarter of 2017. Fourth quarter revenue includes a negative impact of approximately $80 million for price protection on HERO6 Black, HERO5 Black and HERO5 Session cameras, as well as the Karma drone.

GoPro expects GAAP gross margin for the fourth quarter of 2017 to be between 24% and 26%. Non-GAAP gross margin for the fourth quarter of 2017 is expected to be between 25% and 27%.  Non-GAAP gross margin for the same period, excluding the price protection impact of $80 million and other charges of between $19 million and $21 million, is expected to be between 44% and 46%. GoPro expects GAAP operating expenses to be between $136 million and $140 million for the fourth quarter of 2017 and non-GAAP operating expenses to be between $118 million and $122 million for the same period.

GoPro ended the fourth quarter with cash and cash equivalents of $247 million, up $50 million over the third quarter of 2017.

“As we noted in our November earnings call, at the start of the holiday quarter we saw soft demand for our HERO5 Black camera,” said GoPro founder and CEO Nicholas Woodman. “Despite significant marketing support, we found consumers were reluctant to purchase HERO5 Black at the same price it launched at one year earlier. Our December 10 holiday price reduction provided a sharp increase in sell-through.”

Globally, HERO5 Black sell-through more than doubled in the two weeks following the December 10 price reduction, while HERO5 Session sell-through roughly tripled.

Sales of the newly introduced flagship HERO6 Black camera performed as expected during the fourth quarter. On January 7, GoPro lowered the price of its premium model, HERO6 Black from $499 to $399 to align with its good, better, best product strategy.

Initial uptake of GoPro’s newly launched spherical camera, Fusion, was better than expected during the quarter.

“GoPro is committed to turning our business around in 2018,” said Nicholas Woodman. “We entered the new year with strong sell-through and are excited with our hardware and software roadmap. We expect that going forward, our roadmap coupled with a lower operating expense model will enable GoPro to return to profitability and growth in the second half of 2018.”

2018 Products and Operating Expenses

In 2018, GoPro will continue to innovate with several new products aimed at new and existing customers. GoPro’s sharper focus will enable an $80 million reduction in operating expenses compared to 2017 levels, resulting in a target operating expense level of below $400 million for 2018 on a non-GAAP basis.

The lower non-GAAP operating expense target will be achieved through a variety of strategies, including:

•	GoPro is reducing its global workforce from 1,254 employees as of September 30, 2017 to fewer than 1,000 employees worldwide.

•	GoPro founder and CEO Nicholas Woodman will reduce his 2018 cash compensation to $1.

•
Although Karma reached the #2 market position in its price band in 2017, the product faces margin challenges in an extremely competitive aerial market. Furthermore, a hostile regulatory environment in Europe and the United States will likely reduce the total addressable market in the years ahead. These factors make the aerial market untenable and GoPro will exit the market after selling its remaining Karma inventory. GoPro will continue to provide service and support to Karma customers.

A restructuring of GoPro’s business will result in an estimated aggregate charge of $23 million to $33 million, including approximately $13 million to $18 million of cash expenditures as a result of a reduction in force, substantially all of which are severance and related costs, as well as approximately $10 million to $15 million of other charges, consisting primarily of non-cash items. GoPro expects to recognize most of the restructuring charges in the first quarter of 2018. GoPro will provide more detail on its 2017 results and 2018 outlook in its fourth quarter earnings report which will take place in early February.

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About GoPro, Inc. (NASDAQ: GPRO)

GoPro makes it easy for people to celebrate and share experiences. We believe life is more meaningful when shared. We build cameras, software and accessories that help the world share itself in immersive and exciting ways.

GoPro, HERO, Karma, Quik, QuikStories and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.
For more information, visit www.gopro.com or connect with GoPro on Facebook, Instagram, LinkedIn, Pinterest, Twitter, YouTube, and GoPro's The Inside Line.

Note Regarding Use of Non-GAAP Financial Measures

GoPro reports gross margin and operating expenses in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis. Non-GAAP items exclude, where applicable, the effects of stock-based compensation, acquisition-related costs, restructuring costs and aerial-related charges. A reconciliation of preliminary 2017 GAAP financial measures to non-GAAP financial measures is presented below. A reconciliation to 2018 target GAAP operating expense has not been provided because doing so would require an unreasonable effort due to the unavailability of information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing operating expenses for future periods, GoPro does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for reconciling items which are inherently difficult to predict with reasonable accuracy.

Note on Forward-looking Statements

This press release may contain projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements in this press release include, but are not limited to, our expectations regarding our revenue, including the impact of price protection charges, gross margin and operating expenses for the fourth quarter of 2017; our business outlook for 2018 regarding our 2018 operating plan and our return to profitability and growth in the second half of 2018; our 2018 product roadmap, including new hardware and services; anticipated reductions in operating expenses for 2018 as compared to 2017; and aggregate charges for employee termination and the timing to recognize these charges and other costs associated with the restructuring, including the estimates of related cash expenditures by GoPro in connection with the restructuring. These statements involve risks and uncertainties, and actual events or results may differ materially. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are the risk that our reduction in operating expenses may impact our ability to meet our business objectives and achieve our revenue targets and may not result in the expected improvement in our profitability, the fact that our future growth depends in part on further penetrating our addressable market and also growing internationally, and we may not be successful in doing so; any inability to successfully manage frequent product introductions (including our 2018 roadmap for new hardware and software products) and transitions, including managing our sales channel and inventory and accurately forecasting future sales; our dependence on sales of our cameras, mounts and accessories for substantially all of our revenue; the effect of a decrease in the sales or change in sales mix of these products would harm our business; the effect of a decrease in sales during the holiday season; the fact that an economic downturn or economic uncertainty in our key U.S. and international markets may adversely affect consumer discretionary spending and demand for our products; any inability to anticipate consumer preferences and successfully develop and market desirable products; the risks associated with the exiting from the consumer drone market; the effects of the highly competitive market in which we operate; the fact that we may not be able to achieve revenue growth or profitability in the future; risks related to inventory, purchase commitments and long-lived assets; difficulty in accurately predicting our future customer demand; the importance of maintaining the value and reputation of our brand; and other factors detailed in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission and as supplemented by Item 1A Risk Factors in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2017. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements.

Reconciliations of preliminary non-GAAP financial measures for the three months ended December 31, 2017 are set forth below:

Three months ended
(dollars in thousands)	December 31, 2017
GAAP gross margin as a % of revenue	24% - 26%
Stock-based compensation	-
Acquisition-related costs	1
Restructuring costs	-
Non-GAAP gross margin as a % of revenue	25% - 27%
Price protection charges	15
Aerial-related charges	4
Adjusted Non-GAAP gross margin as a % of revenue	44% - 46%

GAAP operating expenses	$136,000 - $140,000
Stock-based compensation	(14,500)
Restructuring costs	(3,500)
Non-GAAP operating expenses	$118,000 - $122,000